EXHIBIT 10.3

June ___, 2006

Energy Infrastructure Acquisition Corp.
641 Fifth Avenue
New York, New York 10022, Suite 320
Santa Monica, CA 90405

Maxim Group LLC
405 Lexington Avenue
New York, New York 10174

Re:    Initial Public Offering

Gentlemen:

The undersigned, a director of Energy Infrastructure Acquisition Corp. (the “Company”), in consideration of Maxim Group LLC (“Maxim”) entering into a letter of intent (“Letter of Intent”) to underwrite an initial public offering of the securities of the Company (“IPO”) and embarking on the IPO process, hereby agrees as follows (certain capitalized terms used herein are defined in paragraph 13 hereof):

I. (1) In the event that the Company fails to consummate a Business Combination within 18 months from the effective date (“Effective Date”) of the registration statement relating to the IPO (or 24 months under the circumstances described in the prospectus relating to the IPO (such later date being referred to herein as the “Termination Date”)), the undersigned shall (A) take all such action reasonably within its power as is necessary to dissolve the Company and liquidate the Trust Account to holders of IPO Shares (i) as soon as reasonably practicable, (ii) after approval of the Company’s stockholders, (iii) subject to the requirements of the Delaware General Corporation Law (the “GCL”), including voting for the adoption of a resolution by the board of directors, prior to such Termination Date, pursuant to Section 275(a) of the GCL, finding the dissolution of the Company advisable and (iv) causing the preparation of such notices as are required by said Section 275(a) of the GCL as promptly thereafter as possible; (B) cause the board of directors to convene and adopt a plan of dissolution and distribution, vote his shares in favor of any plan of dissolution and distribution recommended by the board of directors, and seek stockholder approval for the plan of dissolution and distribution; and (C) on the date of any such adoption, cause the Company to prepare and file a proxy statement with the Securities and Exchange Commission setting out the plan of dissolution and distribution.

(2) If the Company seeks approval from its stockholders to consummate a Business Combination within 90 days of the expiration of 24 months from the Effective Date, the undersigned agrees to take all such action reasonably within its power as is necessary to ensure that the proxy statement related to such Business Combination will seek stockholder approval for the plan of dissolution and distribution in the event the stockholders do not approve the Business Combination.

(3) If no proxy statement seeking the approval of the stockholders for a Business Combination has been filed within 30 days prior to the date which is 24 months from the date of the IPO, the undersigned agrees to take, prior to such date, all such action reasonably within its power as is necessary to convene and adopt a plan of dissolution and distribution and on such date file a proxy statement with the SEC seeking stockholder approval for such plan.

(4) Except with respect to any of the IPO Shares acquired by the undersigned in connection with or following the IPO, the undersigned hereby (a) waives any and all right, title, interest or claim of any kind (“Claim”) in or to all funds in the Trust Account and any remaining net assets of the Company upon liquidation of the Trust Account and dissolution of the Company, (b) waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company (c) agrees that the undersigned will not seek recourse against the Trust Account for any reason whatsoever.

(5) The undersigned agrees to indemnify and hold harmless the Company against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by any vendor, prospective target business or other entity that is owed money by the Company for services rendered or products sold to us or the claims of any target businesses, subject to the following limitations: (i) such indemnification will only be made insofar as the Company did not obtain a waiver from such party of such party’s rights or claims to the Trust Account, (ii) such indemnification will be made only to the extent necessary to ensure that such loss, liability, claim, damage or expense does not reduce the amount in the Trust Account (as defined in the Letter of Intent) below the amount necessary in order for each holder of IPO Shares to receive a liquidation amount of at least $10.00 per IPO Share owned by such holder, and (iii) such indemnity shall be limited to the extent of the undersigned’s pro rata beneficial ownership of the Company prior to the IPO.

II. In order to minimize potential conflicts of inter-est which may arise from multiple affiliations, the undersigned agrees to present to the Company for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of (i) the consummation by the Company of a Business Combination, (ii) the dissolution of the Company or (iii) such time as the undersigned ceases to be an officer or director of the Company, subject to any pre-existing fiduciary and contractual obligations the undersigned might have.

III. The undersigned acknowledges and agrees that the Company will not consummate any Business Combination which involves a company which is affiliated with any of the Insiders unless the Company obtains an opinion from an independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. and is reasonably acceptable to Maxim that the Business Combination is fair to the Company’s stockholders from a financial perspective.

IV. (1) Neither the undersigned, any member of the family of the undersigned, nor any affiliate of the undersigned (“Affiliate”) will be entitled to receive, and no such person will accept, any compensation for services rendered to the Company prior to the consummation of a Business Combination.

(2) The undersigned shall be entitled to reimbursement from the Company for his out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination.

V. Neither the undersigned, any member of the family of the undersigned, nor any Affiliate will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the family of the undersigned or any Affiliate originates a Business Combination.

VI. (1) The undersigned agrees to be a director of the Company until the earlier of the consummation of a Business Combination or the dissolution of the Company. The undersigned agrees to not to resign (or advise the Board that the undersigned declines to seek re-election to the Board of Directors) from his position as officer and/or director of the Company as set forth in the Registration Statement without the prior consent of Maxim until the earlier of the consummation by the Company of a Business Combination, liquidation of the Trust Account, or the dissolution of the Company. The undersigned acknowledges that the foregoing does not interfere with or limit in any way the right of the Company to terminate the undersigned’s employment at any time (subject to other contractual rights the undersigned may have) nor confer upon the undersigned any right to continue in the employ of Company.

(2) The undersigned’s biographical information furnished to the Company and Maxim and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to the undersigned’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act of 1933.  The undersigned’s Questionnaire previously furnished to the Company and Maxim is true and accurate in all respects as of the date first written above.

(3) The undersigned represents and warrants that:

(a) he is not subject to or a respondent in any legal action for, any injunction relating to, or any cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b) he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities, and he is not currently a defendant in any such criminal proceeding; and

(c) he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

VII. The undersigned has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as the Chief Financial Officer and a director of the Company.

VIII. The undersigned authorizes any employer, financial institution, or consumer credit reporting agency to release to Maxim and its legal representatives or agents (including any investigative search firm retained by Maxim) any information they may have about the undersigned’s background and finances (“Information”).  Neither Maxim nor its agents shall be violating the undersigned’s right of privacy in any manner in requesting and obtaining the Information and the undersigned hereby releases them from liability for any damage whatsoever in that connection.

IX. In connection with the vote required to consummate a Business Combination, the undersigned agrees that he will vote all shares of common stock owned by him prior to the IPO and the Regulation S Private Placement (the “Insider Shares”), if any, in accordance with the majority of the votes cast by the holders of the IPO Shares and the Regulation S Private Placement Shares, and all shares of common stock acquired in connection with the Regulation S Private Placement or in or following the IPO “for” a Business Combination.

X. The undersigned will escrow his Insider Shares, if any, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, subject to the terms of a Stock Escrow Agreement which the Company will enter into with the undersigned and an escrow agent acceptable to the Company.

XI. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  The undersigned hereby (i) agrees that any action, proceeding or claim against him arising out of or relating in any way to this letter agreement (a “Proceeding”) shall be brought and enforced in the the federal courts of the United States of America for the Southern District of New York, and irrevocably submits to the jurisdiction of such courts, which jurisdiction shall be exclusive, (ii) waives any objection to the exclusive jurisdiction of such courts and any objection that such courts represent an inconvenient forum and (iii) irrevocably agrees to appoint Loeb & Loeb LLP as agent for the service of process in the State of New York to receive, for the undersigned and on his behalf, service of process in any Proceeding. If for any reason such agent is unable to act as such, the undersigned will promptly notify the Company and Maxim and appoint a substitute agent acceptable to each of the Company and Maxim within 30 days and nothing in this letter will affect the right of either party to serve process in any other manner permitted by law.

XII. As used herein, (i) a “Business Combination” shall mean an acquisition by the Company, by merger, capital stock exchange, asset or stock acquisition, reorganization or otherwise, of an operating business or businesses in the energy or related industries; (ii) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO; (iii) “IPO Shares” shall mean the shares of Common Stock issued in the Company’s IPO; (iv) “Regulation S Private Placement Shares” shall mean the 825,398 shares of Common Stock issued by the Company in a transaction exempt from registration with the Securities and Exchange Commission under Regulation S approximately four days prior to the Effective date, as described in greater detail in the prospectus relating to the IPO; and “Trust Account” shall mean the trust account in which most of the proceeds to the Company of the IPO will be deposited and held for the benefit of the holders of the IPO shares, as described in greater detail in the prospectus relating to the IPO.

[Signature Page to Follow]

Jonathan Kollek
Print Name of Insider

/s/Jonathan Kollek
Signature

EXHIBIT A

Jonathan Kollek has been a director of our company since inception. Mr. Kollek has over 20 years of experience in the oil trade industry. Since 2002, Mr. Kollek has been the vice president for sales, trading and logistics for TNK-BP Management, Russia’s third-largest oil company. He is responsible for the transportation and sale of approximately 77 million tons of crude oil and oil products per year. In 1992, Mr. Kollek co-founded Projector S.A., where he served as the company’s chairman until 2002. Projector traded in crude oil and oil products through its offices in London, New York, Geneva, Singapore, Seoul, Santiago, Kiev and Moscow. Prior to co-founding Projector, Mr. Kollek held various positions with Marc Rich A.G. (now Glencore International). Mr. Kollek began his career with Marc Rich A.G., in 1984 as the general manager for East of Suez Trading in its Singapore office, and in 1986, the director of fuel oil trading at the company’s London office. Mr. Kolleck then served as the head of the crude oil and products department at the company’s Moscow office from 1989 to 1992. Prior to his career in the oil industry, Mr. Kollek was a member of the Economic Committee of the Knesset in Israel, where he served as the Parliamentary assistant to Gad Yaacobi, a member of the Knesset. Mr. Kollek received his B.Sc. in economic and international relations from the Hebrew University of Jerusalem, Israel in 1984.